CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Autocallable Contingent Yield Notes due 2026	$7,000,000	$648.90

Pricing Supplement No. 3,548 Registration Statement Nos. 333-250103; 333-250103-01 Dated December 27, 2021 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC Trigger $7,000,000 Autocallable Contingent Yield Notes

Linked to the Least Performing Underlying Shares between the Energy Select Sector SPDR® Fund and the SPDR® S&P 500® ETF Trust due December 29, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Autocallable Contingent Yield Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide a return based on the Least Performing Underlying Shares between the Energy Select Sector SPDR® Fund (the “XLE Shares”) and the SPDR® S&P 500® ETF Trust (the “SPY Shares,” and together with the XLE Shares, the “Underlying Shares”). If the Closing Prices of both the XLE Shares and the SPY Shares (each, an “Underlying”) on a quarterly Observation Date (the “Observation Date Closing Prices”) are equal to or greater than their respective Coupon Barriers, MSFL will make a Contingent Coupon payment with respect to that Observation Date. However, if the Closing Price of either of the Underlying Shares is below its respective Coupon Barrier, no coupon will accrue or be payable with respect to that Observation Date. In addition, MSFL will automatically call the Securities early if the Observation Date Closing Prices for both the XLE Shares and the SPY Shares on any quarterly Observation Date beginning after approximately six months (June 23, 2022) are equal to or greater than their respective Initial Underlying Prices. If the Securities are called, MSFL will pay the principal amount plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called prior to maturity and the Final Underlying Prices of both the XLE Shares and the SPY Shares are equal to or greater than their Downside Thresholds (which will be the same as their respective Coupon Barriers), MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities plus the Contingent Coupon with respect to the Final Observation Date. However, if the Final Underlying Price of either the XLE Shares or the SPY Shares is less than its respective Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying with the larger percentage decrease from its Initial Underlying Price to its Final Underlying Price (the “Least Performing Underlying Shares”), even if the other Underlying Shares appreciates or does not decline as much. The Securities may be appropriate for investors who seek an opportunity for potentially enhanced income in exchange for the risk of losing their principal at maturity and the risk of receiving no Contingent Coupons during the term of the Securities. Your return will be solely the Contingent Coupons, if any, and you will not participate in any appreciation in either of the Underlying Shares. Because all payments on the Securities are based on the Least Performing Underlying Shares between the XLE Shares and the SPY Shares, the fact that the Securities are linked to two Underlying Shares does not provide any asset diversification benefits and instead means that a decline in the price beyond the relevant Coupon Barrier and Downside Threshold of either the XLE Shares or the SPY Shares will result in no Contingent Coupon payments and a significant loss on your investment, even if the other Underlying Shares appreciates or does not decline as much. Investing in the Securities involves significant risks. The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Price for either of the Underlying Shares is below its respective Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Closing Price of either of the Underlying Shares is below its respective Initial Underlying Price. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Price of either of the Underlying Shares is below its Downside Threshold. Generally, the higher the Contingent Coupon Rate for the Securities, the greater risk of loss on those Securities. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the prices of both Underlying Shares are greater than their respective Downside Thresholds at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose a significant portion or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑ Automatically Callable: MSFL will automatically call the Securities and pay you the principal amount plus the Contingent Coupon otherwise due for the quarterly Observation Date only if the Observation Date Closing Prices of both the XLE Shares and the SPY Shares on any quarterly Observation Date beginning June 23, 2022 are equal to or greater than their respective Initial Underlying Prices, and no further payment will be made on the Securities. If the Securities are not called, investors will have the potential for downside equity market risk of the Least Performing Underlying Shares at maturity.

❑ Contingent Coupon: If the Observation Date Closing Prices of both the XLE Shares and the SPY Shares on any quarterly Observation Date are equal to or greater than their respective Coupon Barriers, MSFL will make a Contingent Coupon payment with respect to that Observation Date. However, if the Observation Date Closing Price of either Underlying is below its Coupon Barrier, no coupon will be payable with respect to that Observation Date.

❑ Contingent Downside Market Exposure at Maturity: If, at maturity, the Securities have not been called and the Final Underlying Prices of both the XLE Shares and the SPY Shares are equal to or greater than their respective Downside Thresholds (which will be the same as their respective Coupon Barriers), MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities plus the Contingent Coupon with respect to the Final Observation Date. However, if the Final Underlying Price of either the XLE Shares or the SPY Shares is less than its respective Downside Threshold on the Final Observation Date, MSFL will repay less than the principal amount, if anything, at maturity, resulting in a significant loss on your principal amount that is proportionate to the decline in the prices of the Least Performing Underlying Shares from the Strike Date to the Final Observation Date. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the prices of both Underlying Shares are greater than their respective Downside Thresholds at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Strike Date	December 23, 2021
Trade Date	December 27, 2021
Settlement Date	December 29, 2021 (2 business days
after the Trade Date)
Observation Dates	Quarterly, callable beginning June 23, 2022. See “Observation Dates and Coupon Payment Dates” on page 6 for details.
Final Observation Date*	December 23, 2026
Maturity Date*	December 29, 2026

* Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE TWO UNDERLYING SHARES, SUBJECT TO THE RESPECTIVE DOWNSIDE THRESHOLDS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This pricing supplement relates to Securities linked to the Least Performing Underlying Shares between the Energy Select Sector SPDR® Fund and the SPDR® S&P 500® ETF Trust. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Shares	Initial Underlying Price	Coupon Barrier/Downside Threshold	Contingent Coupon Rate*	CUSIP	ISIN
Energy Select Sector SPDR® Fund	$54.90	$38.43, which is 70% of the Initial Underlying Price	7.70% per annum	61773N684	US61773N6849
SPDR® S&P 500® ETF Trust	$470.60	$329.42, which is 70% of the Initial Underlying Price

* If payable, the Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate. See “Contingent Coupon” on page 4.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, product supplement and index supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.458 per Security. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.225	$9.775
Total	$7,000,000	$157,500	$6,842,500

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.225 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 27 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 27.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 27 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the product supplement and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Product supplement for auto-callable securities dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022201/dp140493_424b2-epsacallsec.htm

t	Index supplement dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022214/dp140278_424b2-isn2020.htm

t	Prospectus dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Autocallable Contingent Yield Notes that are offered hereby. Also, references to the accompanying “prospectus”, “product supplement” and “index supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2020, the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated November 16, 2020 and the index supplement filed by MSFL and Morgan Stanley dated November 16, 2020, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.458.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Coupon Barriers, the Downside Thresholds and the Contingent Coupon Rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 8 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying Shares.

t	You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t	You understand and accept the risks associated with the Underlying Shares.

t	You believe both the XLE Shares and the SPY Shares will close at or above their respective Coupon Barriers on the Observation Dates, and above their respective Downside Thresholds on the Final Observation Date.

t	You are willing to invest in the Securities based on the Contingent Coupon Rate specified on the cover hereof.

t	You understand that the linkage to two Underlying Shares does not provide any portfolio diversification benefits and instead means that a decline in the price beyond the relevant Coupon Barrier or Downside Threshold of either the XLE Shares or the SPY Shares will result in no Contingent Coupon payments or a significant loss on your investment, respectively, even if the other Underlying appreciates or does not decline as much.

t	You understand and accept that you will not participate in any appreciation in the prices of the Underlying Shares and that your potential return is limited to the Contingent Coupons, if any.

t	You can tolerate fluctuations in the prices of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Least Performing Underlying Shares.

t	You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the Underlying Shares.

t	You are willing to invest in Securities that may be called early or you are otherwise willing to hold the Securities to maturity, as set forth on the cover of this pricing supplement.

t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t	You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

The Securities may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You cannot tolerate a loss of all or a substantial portion of your investment, or are unwilling to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying Shares.

t	You require an investment designed to provide a full return of principal at maturity.

t	You do not understand and accept the risks associated with the Underlying Shares.

t	You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t	You believe that the price of one of the XLE Shares or the SPY Shares will decline during the term of the Securities and is likely to close below its Coupon Barrier on the Observation Dates or below its Downside Threshold on the Final Observation Date.

t	You are not willing to invest in the Securities based on the Contingent Coupon Rate specified on the cover hereof.

t	You are not comfortable with an investment linked to two Underlying Shares such that a decline in the price beyond the relevant Coupon Barrier or Downside Threshold of either the XLE Shares or the SPY Shares will result in no Contingent Coupon payments or a significant loss on your investment, respectively, even if the other Underlying appreciates or does not decline as much .

t	You seek an investment that participates in the appreciation in the prices of the Underlying Shares or that has unlimited return potential.

t	You cannot tolerate fluctuations in the prices of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Least Performing Underlying Shares.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Underlying Shares.

t	You are unable or unwilling to invest in Securities that may be called early, or you are otherwise unable or unwilling to hold the Securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

t	You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus and page S-38 of the accompanying product supplement for risks related to an investment in the Securities. For additional information about the Underlying Shares, see the information set forth under “The Energy Select Sector SPDR® Fund” on page 21 and “The SPDR® S&P 500® ETF Trust” on page 23.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Shares	The Energy Select Sector SPDR® Fund (the “XLE Shares”) and the SPDR® S&P 500® ETF Trust (the “SPY Shares”)
Principal Amount	$10.00 per Security
Term	5 years, unless earlier called
Automatic Call Feature

The Securities will be called automatically if the Observation Date Closing Prices of both the XLE Shares and the SPY Shares on any Observation Date beginning June 23, 2022 are equal to or greater than their respective Initial Underlying Price.

If the Securities are called, MSFL will pay you the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date on the Coupon Payment Date related to such Observation Date, and no further payments will be made on the Securities.

The Securities will not be called if the Observation Date Closing Price of either of the Underlying Shares is below its respective Initial Underlying Price.

Contingent Coupon

If the Observation Date Closing Prices of both the XLE Shares and the SPY Shares are equal to or greater than their respective Coupon Barriers on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the Observation Date Closing Price of either the XLE Shares or the SPY Shares is less than its Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable and that Contingent Coupon payment will be lost.

Each Contingent Coupon is a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per-annum rate. The Contingent Coupon amount of $0.1925 for each Security (based on the per-annum rate of 7.70%) would be applicable to each Observation Date on which the Closing Prices of both the XLE Shares and the SPY Shares are greater than or equal to their respective Coupon Barriers.

Contingent Coupon payments on the Securities are not guaranteed. MSFL will not pay you the Contingent Coupon for any Observation Date on which the Closing Price of either the XLE Shares or the SPY Shares is less than its respective Coupon Barrier.

Contingent Coupon Rate	The Contingent Coupon Rate is 7.70% per annum. If payable, the Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate.
Observation Dates	Quarterly, callable beginning June 23, 2022. See “Observation Dates and Coupon Payment Dates” on page 6 for details.
Strike Date	December 23, 2021
Trade Date	December 27, 2021
Settlement Date	December 29, 2021
Final Observation Date	December 23, 2026*
Maturity Date	December 29, 2026*
Coupon Payment Dates	With respect to each Observation Date as set forth under “Observation Dates and Coupon Payment Dates” on page 6.
Payment at Maturity (per Security)

MSFL will pay you a cash payment on the Maturity Date linked to the performance of the Least Performing Underlying Shares during the term of the Securities, as follows:

If the Securities have not been automatically called and the Final Underlying Prices of both the XLE Shares and the SPY Shares are equal to or greater than their respective Downside Thresholds (which will be the same as their respective Coupon Barriers), MSFL will pay you the $10 Principal Amount plus the Contingent Coupon with respect to the Final Observation Date.

If the Securities have not been automatically called and the Final Underlying Price of either the XLE Shares or the SPY Shares is less than its respective Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Underlying Share Return of the Least Performing Underlying Shares)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Least Performing Underlying Shares from the Strike Date to the Final Observation Date, even if the other Underlying appreciates or does not decline as much.

Observation Date Closing Price	With respect to each of the Underlying Shares, the Closing Price of such Underlying Shares on any Observation Date.
Least Performing Underlying Shares	The Underlying with the larger percentage decrease from the Initial Underlying Price to the Final Underlying Price.
Underlying Share Return	With respect to each of the Underlying Shares, Final Underlying Price – Initial Underlying Price Initial Underlying Price
*Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

Initial Underlying Price	With respect to the XLE Shares, $54.90 With respect to the SPY Shares, $470.60
Final Underlying Price	With respect to each Underlying Shares, the Closing Price of such Underlying Shares on the Final Observation Date.
Adjustment Factor	For each Underlying Shares, 1.0, subject to adjustment in the event of certain corporate events affecting such Underlying Shares.
Downside Threshold

With respect to the XLE Shares, $38.43, which is 70% of the Initial Underlying Price of such Underlying Shares.

With respect to the SPY Shares, $329.42, which is 70% of the Initial Underlying Price of such Underlying Shares.

Coupon Barrier

With respect to the XLE Shares, $38.43, which is 70% of the Initial Underlying Price of such Underlying Shares.

With respect to the SPY Shares, $329.42, which is 70% of the Initial Underlying Price of such Underlying Shares.

Record Date	The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon an Automatic Call shall be payable to the person to whom the Payment at Maturity or the payment upon an Automatic Call, as the case may be, shall be payable.
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Observation Dates(1) and Coupon Payment Dates(2)
Observation Dates	Coupon Payment Dates
3/23/2022*	3/28/2022*
6/23/2022	6/28/2022
9/23/2022	9/28/2022
12/23/2022	12/29/2022
3/23/2023	3/28/2023
6/23/2023	6/28/2023
9/25/2023	9/28/2023
12/26/2023	12/29/2023
3/25/2024	3/28/2024
6/24/2024	6/27/2024
9/23/2024	9/26/2024
12/23/2024	12/27/2024
3/24/2025	3/27/2025
6/23/2025	6/26/2025
9/23/2025	9/26/2025
12/23/2025	12/29/2025
3/23/2026	3/26/2026
6/23/2026	6/26/2026
9/23/2026	9/28/2026
12/23/2026 (Final Observation Date)	Maturity Date

* The Securities are not subject to an Automatic Call until the second Observation Date, which is June 23, 2022.

(1) Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

(2) If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, the Coupon Payment Date will be postponed to the second business day following that Observation Date as postponed, provided that the Coupon Payment Date with respect to the Final Observation Date will be the Maturity Date. No additional coupon will accrue on an account of any such postponement.

Investment Timeline

The Initial Underlying Prices, Downside Thresholds and Coupon Barriers of both the XLE Shares and the SPY Shares were determined. The Contingent Coupon Rate is set on the Trade Date.

If the Observation Date Closing Prices of both the XLE Shares and the SPY Shares are equal to or greater than their respective Coupon Barriers on any Observation Date, MSFL will pay you a Contingent Coupon on the Coupon Payment Date. However, if the Observation Date Closing Price of either of the Underlying Shares is below its Coupon Barrier, no coupon will be payable on the related Coupon Payment Date.

If the Observation Date Closing Prices of both the XLE Shares and the SPY Shares are equal to or greater than their respective Initial Underlying Prices on any Observation Date beginning on June 23, 2022, the Securities will be called and MSFL will pay you a cash payment per Security equal to the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date, and no further payments will be made on the Securities.

The Final Underlying Prices are determined as of the Final Observation Date.

If the Securities have not been called and the Final Underlying Prices of both the XLE Shares and the SPY Shares are equal to or greater than their respective Downside Thresholds (which will be the same as their respective Coupon Barriers), MSFL will pay you the $10 Principal Amount plus the Contingent Coupon with respect to the Final Observation Date.

However, if the Final Underlying Price of either the XLE Shares or the SPY Shares is less than its respective Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Underlying Share Return of the Least Performing Underlying Shares) per Security

This amount will be significantly less than the $10 Principal Amount by an amount proportionate to the negative Underlying Share Return of the Least Performing Underlying Shares, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Price for either of the Underlying Shares is below its respective Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Closing Price of either of the Underlying Shares is below its respective Initial Underlying Price. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Price of either of the Underlying Shares is below its RESPECTIVE Downside Threshold.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

t	The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the Principal Amount at maturity. Instead, if the Securities have not been called prior to maturity and if the Final Underlying Price of either the XLE Shares or the SPY Shares is less than its respective Downside Threshold, you will be exposed to the decline in the price of the Least Performing Underlying Shares from its Initial Underlying Price to its Final Underlying Price, on a 1-to-1 basis, resulting in a significant loss of your initial investment that is proportionate to the decline of the Least Performing Underlying Shares over the term of the Securities, even if the other Underlying appreciates or does not decline as much. You could lose your entire Principal Amount.

t	The Contingent Coupon is based solely on the Observation Date Closing Prices. Whether the Contingent Coupon will be paid with respect to an Observation Date will be based on the Observation Date Closing Prices of both Underlying Shares. As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the related Observation Date. Moreover, because the Contingent Coupon is based solely on the Observation Date Closing Prices on a specific Observation Date, if the Observation Date Closing Price of either the XLE Shares or the SPY Shares is less than its respective Coupon Barrier, you will not receive any Contingent Coupon with respect to such Observation Date, even if the Closing Prices of the Underlying Shares were higher on other days during the term of the Securities.

t	You will not receive any Contingent Coupon for any quarterly period where the Observation Date Closing Price of either the XLE Shares or the SPY Shares is less than or equal to its Coupon Barrier. A Contingent Coupon will be paid with respect to a quarterly period only if the Observation Date Closing Prices of both the XLE Shares and the SPY Shares are greater than or equal to their respective Coupon Barriers. If the Observation Date Closing Prices of either of the Underlying Shares is below its respective Coupon Barrier, the Issuer will not pay you a Contingent Coupon for that quarterly period. If, on each Observation Date over the term of the Securities, either the XLE Shares or the SPY Shares closes below its respective Coupon Barrier, you will not receive any Contingent Coupons during the 3-year term of the Securities.

t	Investors will not participate in any appreciation in the price of either of the Underlying Shares. Investors will not participate in any appreciation in the price of either of the Underlying Shares from their respective Initial Underlying Prices, and the return on the Securities will be limited to the Contingent Coupon, if any, that is paid with respect to each Observation Date on which the Observation Date Closing Prices of both the XLE Shares and the SPY Shares are greater than or equal to their respective Coupon Barriers prior to maturity or an Automatic Call. The return on the Securities will be limited to the Contingent Coupons, if any, regardless of the appreciation of either of the Underlying Shares, which could be significant. It is possible that, on most or all of the Observation Dates, the Closing Price of either of the Underlying Shares could be below its respective Coupon Barrier so that you may receive few or no Contingent Coupons. In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Least Performing Underlying Shares and lose a significant portion or all of your investment despite not being able to participate in any potential appreciation of either of the Underlying Shares. If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

t	You may incur a loss on your investment if you are able to sell your Securities prior to maturity. The Downside Thresholds are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Closing Prices of both Underlying Shares are above their respective Downside Thresholds at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security (possibly in addition to the Contingent Coupon for the Final Observation Date), if the Final Underlying Prices of both the XLE Shares and the SPY Shares are equal to or greater than their respective Downside Thresholds, or if either of the Underlying Shares closes below its respective Downside Threshold on the Final Observation Date, MSFL will repay significantly less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the decline in the price of the Least Performing Underlying Shares from the Strike Date to the Final Observation Date.

t	Early redemption risk. The term of your investment in the Securities may be limited to as short as six months by the Automatic Call feature of the Securities. If the Securities are called prior to maturity, you will not be able to receive any further Contingent Coupons for any future Observation Dates, and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. However, under no circumstances will the Securities be redeemed in the first six months of the term of the Securities. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the price of at least one of the Underlying Shares will necessarily have declined from its respective Initial Underlying Price if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the price(s) of such Underlying(s) can recover.

t	A higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds may reflect greater expected volatility of the Underlying Shares, and greater expected volatility generally indicates an increased risk of declines in the prices of the Underlying Shares and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Contingent Coupon Rate, the Coupon Barriers and the Downside Thresholds, are based, in part, on the expected volatility of the Underlying Shares at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the prices of the Underlying Shares. Higher expected volatility with respect to the Underlying Shares as of the Trade Date generally indicates a greater expectation as of that date that the Final Underlying Price of either of the Underlying Shares could ultimately be less than its Downside

Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds, as compared to otherwise comparable securities. Therefore, a relatively higher Contingent Coupon Rate, which would increase the upside return if the Observation Date Closing Prices are greater than or equal to the Coupon Barriers on the quarterly Observation Dates, may indicate an increased risk that the prices of the Underlying Shares will decrease substantially, which would result in few or no Contingent Coupons and a significant loss at maturity. In addition, and as described above in "The Securities do not guarantee the payment of regular interest or the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, relatively lower Downside Thresholds may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying Shares and the potential to lose a significant portion or all of your Principal Amount at maturity.

t	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, including Contingent Coupons, if any, and any payments upon an Automatic Call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

t	The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Closing Prices of the Underlying Shares on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the Underlying Shares,

o	whether the Observation Date Closing Price of either of the Underlying Shares has been below its Coupon Barrier on any Observation Date,

o	dividend rates on the stocks comprising the Share Underlying Indices,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or the constituent stocks of the Share Underlying Indices or equities markets generally and which may affect the Final Underlying Prices,

o	the occurrence of certain events affecting either of the Underlying Shares that may or may not require an adjustment to its composition, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying Shares, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying Shares. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The price of each of the Underlying Shares may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t	Investing in the Securities is not equivalent to investing in the Underlying Shares. Investing in the Securities is not equivalent to investing in either of the Underlying Shares or the component stocks of either of the Underlying Shares. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Underlying Shares. Further, you will not participate in any potential appreciation of either of the Underlying Shares even though you may be exposed to its full decline at maturity.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 8 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

t	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares or the stocks that constitute the Share Underlying Indices, in futures or options contracts on the Underlying Shares, the Share Underlying Indices or the constituent stocks of the Share Underlying Indices, as well as in other instruments related to the Underlying Shares or the Share Underlying Indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. MS & Co. and some of our other affiliates also trade the Underlying Shares or the stocks that constitute the Share Underlying Indices, in futures or options contracts on the Underlying Shares, the Share Underlying Indices or the constituent stocks of the Share Underlying Indices and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Strike Date could potentially increase the Initial Underlying Price, and, as a result, the Coupon Barrier of either of the Underlying Shares, which is the price at or above which such Underlying Shares must close on each Observation Date in order for you to earn a Contingent Coupon, and the Downside Threshold of either of the Underlying Shares, which if the Securities are not called prior to maturity, is the price at or above which such Underlying Shares must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying Shares at maturity (in each case, depending also on the performance of the other Underlying Shares). Additionally, such hedging or trading activities during the term of the Securities could potentially affect the prices of the Underlying Shares on the Observation Dates and, accordingly, whether the Contingent Coupon is payable or whether the Securities are automatically called prior to maturity and, if the Securities are not called prior to maturity, the payout to you at maturity, if any (in each case, depending also on the performance of the other Underlying Shares).

t	The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Underlying Prices, the Coupon Barriers, the Downside Thresholds, the Observation Date Closing Prices and the Final Underlying Price of each of the Underlying Shares, whether a Contingent Coupon is payable with respect to each Observation Date, whether a Market Disruption Event has occurred and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Postponement of Determination Dates,” “—Discontinuance of the Underlying Shares of an Exchange-Traded Fund and/or Share Underlying Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, UBS or our or their respective affiliates. Morgan Stanley, MSFL, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

t	The U.S. federal income tax consequences of an investment in the Securities are uncertain. There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

t	You are exposed to the market risk of both Underlying Shares. Your return on the Securities is not linked to a basket consisting of the Underlying Shares. Rather, it will be contingent upon the independent performance of each of the XLE Shares and the SPY Shares. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to both the XLE Shares and the SPY Shares. Poor performance by either of the Underlying Shares over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying Shares. For the Securities to be automatically called or to receive any Contingent Coupon payment or contingent repayment of principal at maturity from MSFL, both Underlying Shares must close at or above their respective Initial Underlying Prices, Coupon Barriers or Downside Thresholds, respectively, on the applicable Observation Date or Final Observation Date, as applicable. In addition, if not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying Shares even if the other of the Underlying Shares appreciates during the term of the Securities. Accordingly, your investment is subject to the market risk of both Underlying Shares. Additionally, movements in the prices of the Underlying Shares may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlying Shares will close below its Coupon Barrier on an Observation Date or below its Downside Threshold on the Final Observation Date will increase when the movements in the prices of the Underlying Shares are uncorrelated. This results in a greater potential for a Contingent Coupon to not be paid during the term of the Securities and for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlying Shares is not correlated or is negatively correlated, the risk of not receiving a Contingent Coupon and of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying Shares to which the Securities are linked, resulting in a greater potential for a significant loss of principal at maturity.

t	Because the Securities are linked to the performance of the least performing between the XLE Shares and the SPY Shares, you are exposed to greater risk of receiving no Contingent Coupon payments or sustaining a significant loss on your investment than if the Securities were linked to just the XLE Shares or just the SPY Shares. The risk that you will not receive any Contingent Coupons and/or lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just the XLE Shares or just the SPY Shares. With two Underlying Shares, it is more likely that either of the Underlying Shares will close below its Coupon Barrier on the quarterly Observation Dates or below its Downside Threshold on the Final Observation Date than if the Securities were linked to only one of the Underlying Shares, and therefore it is more likely that you will not receive any Contingent Coupons or will receive an amount in cash significantly less than the principal amount on the Maturity Date.

t	Investing in the Securities exposes investors to risks associated with investments with a concentration in the energy sector. The stocks included in the Energy Select Sector Index and that are generally tracked by the XLE Shares are stocks of companies whose primary business is directly associated with the energy sector, including the following sub-sectors: (i) oil, gas and consumable fuels and (ii) energy equipment and services. Because the value of the Securities is linked to the performance of the underlying shares, an investment in the Securities exposes investors to risks associated with investments in securities with a concentration in the energy sector.

Energy companies develop and produce crude oil and natural gas and/or provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are mainly affected by the business, financial and operating condition of the particular company, as well as changes in prices for oil, gas and other types of fuels, which in turn largely depend on supply and demand for various energy products and services. Some of the factors that may influence supply and demand for energy products and services include: general economic conditions and growth rates, weather conditions, the cost of exploring for, producing and delivering oil and gas, technological advances affecting energy efficiency and energy consumption, the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels of oil, currency fluctuations, inflation, natural disasters, civil unrest, acts of sabotage or terrorism and other regional or global events. The profitability of energy companies may also be adversely affected by existing and future laws, regulations, government actions and other legal requirements relating to protection of the environment, health and safety matters and others that may increase the costs of conducting their business or may reduce or delay available business opportunities. Increased supply or weak demand for energy products and services, as well as various developments leading to higher costs of doing business or missed business opportunities, would adversely impact the performance of companies in the energy sector. The value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the energy sector or one of the sub-sectors of the energy sector than a different investment linked to securities of a more broadly diversified group of issuers.

t	Governmental regulatory actions could result in material changes to the composition of the Underlying Shares and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlying Shares, depending on the nature of such governmental regulatory actions and the Underlying Shares constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying Shares constituent stocks that have (or historically have had) significant weights within the applicable Underlying Shares, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the applicable Underlying Shares and, therefore, your return on the Securities.

t	Adjustments to the Energy Select Sector SPDR® Fund or the SPDR® S&P 500® ETF Trust could adversely affect the value of the Securities. The investment advisor to each of the Energy Select Sector SPDR® Fund and the SPDR® S&P 500® ETF Trust (SSGA Funds Management, Inc.) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the relevant Share Underlying Index. Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the respective Underlying Shares. Any of these actions could adversely affect the price of the respective Underlying Shares and, consequently, the value of the Securities. The Share Underlying Index Publisher is responsible for calculating and maintaining the Share Underlying Indices. The Share Underlying Index Publisher may add, delete or substitute the securities constituting the Share Underlying Indices or make other methodological changes that could change the value of the Share Underlying Indices, and, consequently, the price of the Underlying Shares and the value of the Securities. The Share Underlying Index Publisher may discontinue or suspend calculation or publication of a Share Underlying Index at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Share Underlying Index and will be permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.

t	The adjustments to the Adjustment Factors the Calculation Agent is required to make do not cover every corporate event that can affect the shares of the Underlying Shares. MS & Co., as Calculation Agent, will adjust the Adjustment Factors for certain events affecting the Underlying Shares, including stock splits and reverse stock splits. However, the Calculation Agent will not make an adjustment for every event that can affect the Underlying Shares. If an event occurs that does not require the Calculation Agent to adjust an Adjustment Factor, the market price of the Securities may be materially and adversely affected. The determination by the Calculation Agent to adjust, or not to adjust, an Adjustment Factor may materially and adversely affect the market price of the Securities.

t	The performance and market price of each of the Underlying Shares, particularly during periods of market volatility, may not correlate with the performance of its respective Share Underlying Index, the performance of the component securities of such Share Underlying Index or the net asset value per share of such Underlying Shares. The Underlying Shares do not fully replicate their respective Share Underlying Indices, and each may hold securities that are different than those included in its respective Share Underlying Index. In addition, the performance of each of the Underlying Shares will reflect additional transaction costs and fees that are not included in the calculation of the Share Underlying Indices. All of these factors may lead to a lack of correlation between the performance of each of the Underlying Shares and its respective Share Underlying Index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying each of the Underlying Shares may impact the variance between the performance of each of the Underlying Shares and its respective Share Underlying Index. Finally, because the shares of each of the Underlying Shares is traded on an exchange and are subject to market supply and investor demand, the market price of one share of each of the Underlying Shares may differ from the net asset value per share of such Underlying Shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying each of the Underlying Shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of each Underlying Shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of each of the Underlying Shares, and their ability to create and redeem shares of each of the Underlying Shares may be disrupted. Under these circumstances, the market price of shares of each of the Underlying Shares may vary substantially from the net asset value per share of each underlying share or the level of its respective Share Underlying Index.

For all of the foregoing reasons, the performance of each of the Underlying Shares may not correlate with the performance of its respective Share Underlying Index, the performance of the component securities of such Share Underlying Index or the net asset value per share of such Underlying Shares. Any of these events could materially and adversely affect the prices of each of the Underlying Shares and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the Final Observation Date, the Calculation Agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Securities. If the Calculation Agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published Closing Price per share of each of the Underlying Shares on the Final Observation Date, even if any of the Underlying Shares is underperforming its respective Share Underlying Index or the component securities of such Share Underlying Index and/or trading below the net asset value per share of such Underlying Shares.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities were determined on the Strike Date and the Trade Date and are specified on the cover hereof; amounts may have been rounded for ease of reference):

t	Principal Amount: $10

t	Term: 5 years

t	Hypothetical Initial Underlying Price:

o	XLE Shares: $35.00

o	SPY Shares: $400.00

t	Contingent Coupon Rate: 7.70% per annum (or 1.925% per quarter)

t	Contingent Coupon: $0.1925 per quarter

t	Observation Dates: Quarterly, callable after approximately six months

t	Hypothetical Coupon Barriers:

o	XLE Shares: $24.50, which is 70% of the Hypothetical Initial Underlying Price of the XLE Shares

o	SPY Shares: $280.00, which is 70% of the Hypothetical Initial Underlying Price of the SPY Shares

t	Hypothetical Downside Thresholds:

o	XLE Shares: $24.50, which is 70% of the Hypothetical Initial Underlying Price of the XLE Shares

o	SPY Shares: $280.00, which is 70% of the Hypothetical Initial Underlying Price of the SPY Shares

Example 1 — Securities are Called on the Second Observation Date

Date	Closing Price		Payment (per Security)
	XLE Shares	SPY Shares
First Observation Date	$30.00 (at or above Coupon Barrier)	$295.00 (at or above Coupon Barrier)	$0.1925 (Contingent Coupon — Not Callable)
Second Observation Date	$40.00 (at or above Coupon Barrier and Initial Underlying Price)	$450.00 (at or above Coupon Barrier and Initial Underlying Price)	$10.1925 (Settlement Amount)
		Total Payment:	$10.385 (3.85% return)

Both the XLE Shares and SPY Shares close above their respective Coupon Barriers on the first Observation Date and therefore a Contingent Coupon is paid on the related Coupon Payment Date. Because both the XLE Shares and the SPY Shares close above their respective Initial Underlying Prices on the second Observation Date (which is six months after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are called after such Observation Date. MSFL will pay you on the call settlement date a total of $10.1925 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.1925 received in respect of the prior Observation Date, MSFL will have paid you a total of $10.385 per Security for a 3.85% total return on the Securities. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlying Shares.

Example 2 — Securities are Called on the Fourth Observation Date.

Date	Closing Price		Payment (per Security)
	XLE Shares	SPY Shares
First Observation Date	$32.00 (at or above Coupon Barrier)	$310.00 (at or above Coupon Barrier)	$0.1925 (Contingent Coupon — Not Callable)
Second Observation Date	$29.00 (at or above Coupon Barrier; below Initial Underlying Price)	$365.00 (at or above Coupon Barrier; below Initial Underlying Price)	$0.1925 (Contingent Coupon — Not Called)
Third Observation Date	$31.00 (at or above Coupon Barrier; below Initial Underlying Price)	$380.00 (at or above Coupon Barrier; below Initial Underlying Price)	$0.1925 (Contingent Coupon — Not Called)
Fourth Observation Date	$38.00 (at or above Coupon Barrier and Initial Underlying Price)	$425.00 (at or above Coupon Barrier and Initial Underlying Price)	$10.1925 (Settlement Amount)
		Total Payment:	$10.77 (7.70% return)

Both the XLE Shares and the SPY Shares close above their respective Coupon Barriers on the first three Observation Dates and therefore a Contingent Coupon is paid on each related Coupon Payment Date. Because both the XLE Shares and the SPY Shares close above their respective Initial Underlying Prices on the fourth Observation Date (which is one year after the Trade Date), the Securities are called after such Observation

Date. MSFL will pay you on the call settlement date a total of $10.1925 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the total Contingent Coupon payments of $0.5775 received in respect of the prior Observation Dates, MSFL will have paid you a total of $10.77 per Security for a 7.70% total return on the Securities over three years. No further amount will be owed to you under the Securities, and you do not participate in any appreciation of the Underlying Shares.

Example 3 — Securities are NOT Called and the Final Underlying Prices of both the XLE Shares and the SPY Shares are at or above their respective Coupon Barriers and Downside Thresholds.

Date	Closing Price		Payment (per Security)
	XLE Shares	SPY Shares
First Observation Date	$30.00 (at or above Coupon Barrier)	$370.00 (at or above Coupon Barrier)	$0.1925 (Contingent Coupon — Not Callable)
Second Observation Date	$28.00 (at or above Coupon Barrier; below Initial Underlying Price)	$350.00 (at or above Coupon Barrier; below Initial Underlying Price)	$0.1925 (Contingent Coupon — Not Called)
Third to Nineteenth Observation Dates	Various (all at or above Coupon Barrier; all below Initial Underlying Price)	Various (all below Coupon Barrier and Initial Underlying Price)	$0 (Not Called)
Final Observation Date	$32.00 (at or above Coupon Barrier and Downside Threshold)	$340.00 (at or above Coupon Barrier and Downside Threshold)	$10.1925 (Settlement Amount)
		Total Payment:	$10.5775 (5.775% return)

Both the XLE Shares and the SPY Shares close above their respective Coupon Barriers on the first two Observation Dates and therefore a Contingent Coupon is paid on each related Coupon Payment Date. On each of the third to nineteenth Observation Dates, the XLE Shares closes at or above its Coupon Barrier (but below its Initial Underlying Price) but the SPY Shares closes below its Coupon Barrier. Therefore, no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Observation Date, both the XLE Shares and the SPY Shares close above their respective Coupon Barriers and Downside Thresholds. Therefore, at maturity, MSFL will pay you a total of $10.1925 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the total Contingent Coupon payments of $0.385 received in respect of the prior Observation Dates, MSFL will have paid you a total of $10.5775 per Security for a 5.775% total return on the Securities over three years. You do not participate in any appreciation of the Underlying Shares.

Example 4 — Securities are NOT Called and the Final Underlying Price of one of the Underlying Shares is below its respective Downside Threshold.

Date	Closing Price		Payment (per Security)
	XLE Shares	SPY Shares
First Observation Date	$31.00 (at or above Coupon Barrier)	$385.00 (at or above Coupon Barrier)	$0.1925 (Contingent Coupon — Not Callable)
Second Observation Date	$32.00 (at or above Coupon Barrier; below Initial Underlying Price)	$230.00 (below Coupon Barrier and Initial Underlying Price)	$0 (Not Called)
Third to Nineteenth Observation Dates	Various (all below Coupon Barrier and Initial Underlying Price)	Various (all below Coupon Barrier and Initial Underlying Price)	$0 (Not Called)
Final Observation Date	$33.00 (at or above Coupon Barrier and Downside Threshold)	$160.00 (below Coupon Barrier and Downside Threshold)	$10 + [$10 × Underlying Share Return of the Least Performing Underlying Shares] = $10 + [$10 × -60%] = $10 - $6 = $4 (Payment at Maturity)
		Total Payment:	$4.1925 (-58.075% return)

Both the XLE Shares and the SPY Shares close above their respective Coupon Barriers on the first Observation Date, and, therefore a Contingent Coupon is paid on the related Coupon Payment Date. On the second Observation Date, the XLE Shares closes at or above its Coupon Barrier (but below its Initial Underlying Price), but the SPY Shares closes below its Coupon Barrier. Therefore, no Contingent Coupon is paid on the related Coupon Payment Date. On each of the third to the nineteenth Observation Dates, both the XLE Shares and the SPY Shares close below their respective Coupon Barriers and thus no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Observation Date, the XLE Shares closes above its Coupon Barrier and Downside Threshold but the SPY Shares closes below its Coupon Barrier and Downside Threshold. Therefore, at maturity, investors are exposed to the downside performance of the Least Performing Underlying Shares and MSFL will pay you $4 per Security, which reflects the percentage decrease of the Least Performing Underlying Shares from the Trade Date to the Final Observation Date. When added to the Contingent Coupon payment of $0.1925 received in respect of the prior Observation Dates, MSFL will have paid you $4.1925 per Security, for a loss on the Securities of 58.075%.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Underlying Price of either of the Underlying Shares is less than its respective Downside Threshold, you will lose 1% (or a fraction thereof) of your Principal Amount for each 1% (or a fraction thereof) that the Underlying Share Return of the Least Performing Underlying Shares is less than zero. Any payment on the Securities, including any Contingent Coupon, payment upon an Automatic Call or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Price for either of the Underlying Shares is below its respective Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Closing Price of either of the Underlying Shares is below its respective Initial Underlying Price. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Price of either of the Underlying Shares is below its respective Downside Threshold.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

t	purchase the Securities in the original offering; and

t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities or commodities;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts; or

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Coupon Payments. Any coupon payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). While the treatment of the Securities is unclear, you should assume that any coupon payment with respect to the Securities will be subject to the FATCA rules. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

Energy Select Sector SPDR® Fund

The Energy Select Sector SPDR® Fund, or XLE, managed by the Select Sector SPDR Trust (the “Trust”), is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the Energy Select Sector Index. A SPDR represents an undivided ownership interest in XLE. XLE seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the Energy Select Sector Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by XLE pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the Energy Select Sector SPDR® Fund is accurate or complete. The XLE Shares are listed on The NYSE Arca Exchange under the ticker symbol “XLE UP.”

The Energy Select Sector Index. The Energy Select Sector Index is calculated and disseminated by S&P and is designed to provide an effective representation of the energy sector of the S&P 500® Index. The Energy Select Sector Index includes companies in the following industries: (i) oil, gas and consumable fuels and (ii) energy equipment and services. As of July 30, 2020, the Energy Select Sector Index consisted of 26 component stocks. See “Energy Select Sector Index” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Energy Select Sector SPDR® Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the XLE Shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of S&P Global Inc. The Securities are not sponsored, endorsed, sold, or promoted by S&P, S&P Global Inc. or the Trust. S&P, S&P Global Inc. and the Trust make no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. S&P, S&P Global Inc. and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the Energy Select Sector SPDR® Fund for each quarter in the period from January 1, 2016 through December 27, 2021. The closing price of the Energy Select Sector SPDR® Fund on December 27, 2021 was $56.10. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the Energy Select Sector SPDR® Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the Energy Select Sector SPDR® Fund on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2016	3/31/2016	19.05	15.99	18.28
4/1/2016	6/30/2016	19.36	17.42	18.54
7/1/2016	9/30/2016	19.95	18.17	19.30
10/1/2016	12/31/2016	23.75	19.21	23.25
1/1/2017	3/31/2017	25.24	22.95	23.73
4/1/2017	6/30/2017	24.69	22.90	24.67
7/1/2017	9/30/2017	25.86	23.88	25.86
10/1/2017	12/31/2017	28.22	26.05	27.91
1/1/2018	3/31/2018	30.17	26.82	27.57
4/1/2018	6/30/2018	28.34	26.36	26.59
7/1/2018	9/30/2018	28.98	26.48	27.58
10/1/2018	12/31/2018	28.19	22.31	23.82
1/1/2019	3/31/2019	26.90	23.48	25.71
4/1/2019	6/30/2019	28.07	26.01	27.6
7/1/2019	9/30/2019	28.69	25.98	28.00
10/1/2019	12/31/2019	30.94	26.78	30.78
1/1/2020	3/31/2020	31.17	17.66	20.82
4/1/2020	6/30/2020	26.74	19.55	23.14
7/1/2020	9/30/2020	25.49	22.68	24.07
10/1/2020	12/31/2020	29.48	23.61	29.48
1/1/2021	3/31/2021	53.57	37.96	49.06
4/1/2021	6/29/2021	56.19	47.07	53.87
7/1/2021	9/30/2021	54.81	45.79	52.09
10/1/2021	12/27/2021*	59.14	53.01	56.10

*       Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Energy Select Sector SPDR® Fund from January 1, 2008 through December 27, 2021, based on information from Bloomberg.

* The dotted line indicates the Coupon Barrier and Downside Threshold of $38.43, which is 70% of the Initial Underlying Price

Past performance is not indicative of future results.

The SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust (formerly SPDR Trust, Series 1), or SPY, formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index. SPY seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by SPY pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the SPDR® S&P 500® ETF is accurate or complete. The SPY Shares are listed on The NYSE Arca Exchange under the ticker symbol “SPY UP.”

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with the SPDR® S&P 500® ETF Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the SPDR® S&P 500® ETF Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the SPY Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of the SPDR® S&P 500® ETF Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the SPY Shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “SPDR®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). The Securities are not sponsored, endorsed, sold, or promoted by S&P or SPY. S&P and SPY make no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. S&P and SPY have no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the SPDR® S&P 500® ETF Trust for each quarter in the period from January 1, 2016 through December 27, 2021. The closing price of the SPDR® S&P 500® ETF Trust on December 27, 2021 was $477.26. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the SPDR® S&P 500® ETF Trust should not be taken as an indication of future performance, and no assurance can be given as to the price of the SPDR® S&P 500® ETF Trust on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2016	3/31/2016	206.10	183.03	205.56
4/1/2016	6/30/2016	212.39	199.53	209.53
7/1/2016	9/30/2016	219.09	208.39	216.30
10/1/2016	12/31/2016	227.76	208.55	223.53
1/1/2017	3/31/2017	239.78	225.24	235.74
4/1/2017	6/30/2017	244.66	232.51	241.80
7/1/2017	9/30/2017	251.23	240.55	251.23
10/1/2017	12/31/2017	268.20	252.32	266.86
1/1/2018	3/31/2018	286.58	257.63	263.15
4/1/2018	6/30/2018	278.92	257.47	271.28
7/1/2018	9/30/2018	293.58	270.90	290.72
10/1/2018	12/31/2018	291.73	234.34	249.92
1/1/2019	3/31/2019	284.73	244.21	282.48
4/1/2019	6/30/2019	295.86	274.57	293.00
7/1/2019	9/30/2019	302.01	283.82	296.77
10/1/2019	12/31/2019	322.94	288.06	321.86
1/1/2020	3/31/2020	338.34	222.95	257.75
4/1/2020	6/30/2020	323.20	246.15	308.36
7/1/2020	9/30/2020	357.70	310.52	334.89
10/1/2020	12/31/2020	373.88	326.54	373.88
1/1/2021	3/31/2021	397.26	368.79	396.33
4/1/2021	6/29/2021	428.06	400.61	428.06
7/1/2021	9/30/2021	453.19	424.97	429.14
10/1/2021	12/27/2021*	477.26	428.64	477.26

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the SPDR® S&P 500® ETF Trust from January 1, 2008 through December 27, 2021, based on information from Bloomberg.

* The dotted line indicates the Coupon Barrier and Downside Threshold of $329.42, which is 70% of the Initial Underlying Price.

Past performance is not indicative of future results.

Correlation of the Underlying Shares

The graph below illustrates the daily performance of the Energy Select Sector SPDR® Fund and the SPDR® S&P 500® ETF Trust from January 1, 2008 through December 23, 2021. For comparison purposes, each of the Underlying Shares has been “normalized” to have a closing price of $100 on January 1, 2008 by dividing the closing price of such Underlying Shares on each Trading Day by the closing price of such Underlying Shares on January 1, 2008 and multiplying by 100. We obtained the closing price used to determine the normalized closing price set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction.  Therefore, lower correlation among the Underlying Shares may indicate a greater potential for one of the Underlying Shares to close below its respective Coupon Barrier or Downside Threshold on an Observation Date, including the Final Observation Date, as applicable, because there may be a greater likelihood that at least one of the Underlying Shares will decrease in price significantly. However, even if the Underlying Shares have a higher positive correlation, one or both of the Underlying Shares may close below the respective Coupon Barrier(s) or Downside Threshold(s) on an Observation Date or the Final Observation Date, as applicable, as the Underlying Shares may both decrease in price.  Moreover, the actual correlation among the Underlying Shares may differ, perhaps significantly, from their historical correlation.  A higher Contingent Coupon Rate is generally associated with lower correlation among the Underlying Shares, which may indicate a greater potential for missed Contingent Coupons and/or a significant loss on your investment at maturity. See “Key Risks — You are exposed to the market risk of both Underlying Shares”, “—Because the Securities are linked to the performance of the least performing between the XLE Shares and the SPY Shares, you are exposed to greater risk of receiving no Contingent Coupon payments or sustaining a significant loss on your investment than if the Securities were linked to just the XLE Shares or just the SPY Shares” and “—A higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds may reflect greater expected volatility of the Underlying Shares, and greater expected volatility generally indicates an increased risk of declines in the prices of the Underlying Shares and, potentially, a significant loss at maturity.” herein.

Past performance and correlation of the Underlying Shares are not indicative of the future performance or correlation of the Underlying Shares.

Additional Terms of the Securities

If the terms contained in this pricing supplement differ from those discussed in the product supplement, index supplement or prospectus, the terms contained in this pricing supplement will control.

The accompanying product supplement refers to the Principal Amount as the “Stated Principal Amount,” the Initial Price as the “Initial Share Price,” the Trade Date as the “Pricing Date,” the Observation Dates as the “Determination Dates,” the Final Observation Date as the “Final Determination Date,” the Coupon Barrier/Downside Threshold” as the “Downside Threshold Level” and the day on which any Automatic Call occurs as the “Early Redemption Date.”

Share Underlying Index

With respect to the XLE Shares, the Energy Select Sector SPDR® Fund.

With respect to the SPY Shares, the S&P 500® Index.

Share Underlying Index Publisher

With respect to each of the XLE Shares and the SPY Shares, S&P Dow Jones Indices LLC, or any successor thereto.

“Closing Price” means, on any Trading Day for each of the Underlying Shares, the closing price of one of such Underlying Shares times the applicable Adjustment Factor on such Trading Day. In certain circumstances, the Closing Price will be based on the alternate calculation of such Underlying Shares or the respective Share Underlying Index as described under “—Discontinuance of the Underlying Shares of an Exchange-Traded Fund and/or Share Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Day-Count Convention

Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Observation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the Business Day following the applicable Observation Date, give notice of the Automatic Call and the applicable Automatic Call payment, including specifying the payment date of the applicable amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the securities.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary of the amount of cash to be delivered as Contingent Coupon, if any, with respect to the Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding each Coupon Payment Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Contingent Coupon to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the applicable Coupon Payment Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Strike Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Underlying Shares or the constituent stocks of the Share Underlying Indices, in futures or options contracts on the Share Underlying Indices or the constituent stocks of the Share Underlying Indices, as well as in other instruments related to the Underlying Shares or the Share Underlying Indices that they may wish to use in connection with such hedging. Any of these hedging or trading activities on or prior to the Strike Date could potentially increase the Initial Underlying Price, and, as a result, the Coupon Barrier of either of the Underlying Shares, which is the price at or above which such Underlying Shares must close on each Observation Date in order for you to earn a Contingent Coupon, and the Downside Threshold of either of the Underlying Shares, which if the Securities are not called prior to maturity, is the price at or above which such Underlying Shares must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying Shares at maturity (in each case, depending also on the performance of the other Underlying Shares). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying Shares or the constituent stocks of the Share Underlying Indices, futures or options contracts on the Underlying Shares, the Share Underlying Indices or the constituent stocks of the Share Underlying Indices, including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the prices of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any, if not previously called.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.225 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities, the Underlying Shares or the constituent stocks of the Share Underlying Indices in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.